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                                    EXHIBIT 1

      ANNOUNCEMENT OF RECEIPT OF EXEMPTION FROM FUTURE PAYMENT OBLIGATIONS
                 RELATING TO THE COMPANY'S EMPLOYEE PENSION FUND




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                              (English Translation)


                                                               February 12, 2003

To whom it may concern:

                                  WACOAL CORP.
                                  Yoshikata Tsukamoto, President and Director
                                  (Code Number:  3591)
                                  (Tokyo Stock Exchange, First Section)
                                  (Osaka Securities Exchange, First Section)
                                  Contact: Nobuhiro Matsuda, Corporate Officer, Director of Finance, Corporate Planning
                                  (Tel: 075-682-1010)

     Notice Regarding Return of Surrogated Portion of Employee Pension Fund

         We hereby announce that, in accordance with the implementation of the Law Concerning Defined Benefit Corporate Pension Plans on January 30, 2003, the Company has obtained an approval of exemption from future payment obligations relating to its employee pension fund from the Minister of Health, Labor and Welfare.

         The Company will not be adopting the provisional measures provided in Paragraph 47-2 of the "Guidelines Regarding Accounting for Retirement Benefits (Interim Report)" (Report No. 13 of Accounting System Committee, The Japan Institute of Certified Public Accountants). Therefore, profit and loss for this term will not be affected.


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